Exhibit 21.1

Subsidiaries of America’s Car-Mart, Inc.

America’s Car Mart, Inc. (an Arkansas Corporation)
Colonial Auto Finance, Inc. (an Arkansas Corporation)
ACM Funding, LLC (a Delaware limited liability company)
ACM Auto Trust 2023-1 (a Delaware statutory trust)
ACM Auto Trust 2023-2 (a Delaware statutory trust)
ACM Auto Trust 2024-1 (a Delaware statutory trust)
ACM Auto Trust 2024-2 (a Delaware statutory trust)
ACM Auto Trust 2025-1 (a Delaware statutory trust)
ACM Auto Trust 2025-2 (a Delaware statutory trust)
Colonial Underwriting, Inc. (an Arkansas Corporation)
Texas Car-Mart, Inc. (a Texas corporation)
Auto Finance Investors, Inc. (a Texas corporation)
ACM Insurance Company (an Arkansas corporation)
1045 Sunshine LLC (a Missouri limited liability company)